UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2005

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(615) 366-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On November 10, 2005, Tractor Supply Company (the "Company") consummated the acquisition of certain assets of Del’s Farm Supply, Inc. ("Del’s") pursuant to the terms of an Asset Purchase Agreement dated November 10, 2005 between the Company, Del’s and its shareholders. Del’s operated Del’s Farm Supply retail locations primarily in the Pacific Northwest under the Del’s Farm Supply tradename that offer a wide selection of products tailored to those who enjoy the rural lifestyle.

The assets acquired included the assets of 16 of the Del’s Farm Supply retail locations and a distribution warehouse located in Lakewood, Washington, including the related real and personal property, inventory, accounts receivable and intangible assets. The consideration consisted of the assumption of certain liabilities, consisting primarily of trade accounts payable and obligations arising after the closing under assumed contracts, and $17.0 million, of which $13.8 million was paid at closing, $3.0 million was paid into escrow to secure the indemnification obligations of Del’s and its shareholders and $0.2 million was retained by the Company as a holdback amount related to a closing date purchase price adjustment.

There is no material relationship, other than in respect of the acquisition, between Del’s or its shareholders and the Company, or any director or officer of the Company, or any associate of any director or officer of the Company.

A copy of the press release, dated November 11, 2005 released by the Company announcing the consummation of the acquisition is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release dated November 11, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

November 11, 2005	By:	James F. Wright

Name: James F. Wright
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Exhibit 99.1 Press Release